Exhibit 10.17

                             Exploration Agreement
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This Exploration Agreement ("Agreement") is made and entered into as of June 2,
2008 (the "Effective Date") by and between Case Financial, Inc ("CASE"), a company incorporated in the State of Delaware USA, and Trio Gold Corp ("TRIO"), a company incorporated in the Province of Alberta Canada (collectively, the "Parties").


                                    RECITALS
                                    --------


A. TRIO has leased and has an option to purchase a 100% interest in 29 unpatented lode mining claims located in Nevada within the Carlin Gold Trend (the "Claims"). This Mineral Lease and Purchase Option Agreement (the "Mineral Lease") held by TRIO is attached as Exhibit A. The Claims are also subject to an exchange agreement between TRIO and McWatters Mining Inc., granting McWatters a 1.5% Net Smelter Return, said agreement attached hereto as Exhibit B (the "Exchange Agreement").

B. TRIO desires to grant to CASE and CASE desires to earn a 70% undivided interest in the Claims, and all easements, rights-of-way, water rights and other appurtenances associated therewith (collectively, the "Property"), pursuant to the terms and conditions of this Agreement.

C. This Agreement defines the rights and obligations of CASE and TRIO during an earn-in period commencing in June 2008 and completing in December 2010 (the "earn-in period") where CASE earns a 70% undivided interest in the Property. It is contemplated that CASE and TRIO shall enter into a formal joint venture agreement (the "Joint Venture") once the earn-in period is complete.


                                    AGREEMENT
                                    ---------


1.      Formation of a Management Committee

        1.1. During the earn-in period, CASE and TRIO shall form a management committee to oversee exploration of the claims and each party will have equal representation on the committee. The initial size of the committee shall be four, two representatives appointed by CASE and two representatives appointed by TRIO. The size of the committee may be changed at anytime through unanimous agreement of the Parties provided that CASE and TRIO retain equal representation on the committee. Either party may change its representatives at anytime by providing written notification to the other party of the change. In the event of a tie vote from the management committee during the earn-in period, then TRIO will have the deciding vote.

        1.2. The management committee shall have full control over the approval of work plans and annual expenditure amounts. Such approval shall not be unreasonably withheld.

        1.3. The management committee shall remain in effect after the earn-in period until such time that it is superseded by the Joint Venture.


2.      TRIO's Role as Operator

        2.1. During the Earn In Period, TRIO shall be the operator of the Property and shall be granted all rights necessary or incident to or for the performance of its activities under this Agreement, including, but not limited to, the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property.

        2.2. During the Earn-In Period, TRIO and its employees, agents and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, or other mining work as they desire and as is permitted by Federal and Nevada laws. In addition TRIO shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as TRIO may deem necessary or desirable to carry out such activities.

        2.3. In the conduct of its exploration, development and other activities on the Property, TRIO shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, development, mining and reclamation.

        2.4. TRIO shall be responsible to make timely payments of required claim maintenance fees, royalties, property taxes, and any other payments required to maintain the Claims. TRIO shall also be responsible for timely filing and recording of all documents required to evidence the payment of required claim maintenance fees.

        2.5. Exploration and maintenance costs defined in this section are collectively referred to as "Operational Costs".

        2.6. TRIO shall permit CASE, or its representative duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by TRIO as a result of its operations thereon, provided always that CASE or its representative will abide by the rules and regulations laid down by TRIO relating to matters of safety and efficiency in its operations.

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        2.7.    TRIO shall ensure that all work performed by TRIO and its
                contractors on the Property is done in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority.

        2.8. TRIO shall deliver to CASE, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of TRIO with respect to the Property, as well as monthly reports as to the Operational Costs incurred by TRIO.

        2.9. Not later than March 1 of each calendar year, TRIO shall deliver to the management committee a work plan and budget for exploration of the Property during that calendar year. The work plan shall describe the exploration goals and general scope of work and the budget shall identify the Operational Costs to be expended and the anticipated schedule of funding requirements. The management committee shall have final approval authority for the work plan and budget.

        2.10. TRIO's role as operator shall remain in effect after the earn-in period until such time that it is superseded by the Joint Venture.


3.      CASE's Obligations under This Agreement

        3.1. CASE shall provide $4.0M in funding to cover Operational Costs subject to approval by the management committee defined in
                Section 1 according to the following schedule:

                o  $1,000,000 during the 2008 budget year
                o  $2,000,000 during the 2009 budget year
                o  $1,000,000 during the 2010 budget year

                Each budget year shall commence on January 1 of that year and end on December 31 or that same year.

        3.2. Once CASE has provided $4.0M in funding for the project, CASE and TRIO shall fund the Operational Costs jointly, with CASE providing 70% of the funds and TRIO providing 30% of the funds.

        3.3. CASE shall pay a minimum annual royalty during the earn-in period to TRIO according to the following schedule (the "CASE Shares"):

                o 250,000 shares of CASE's common stock upon signing of this agreement
                o  500,000 shares of CASE's common stock on April 1, 2009
                o  250,000 shares of CASE's common stock on April 1, 2010

4.      TRIO's Obligations under This Agreement

        4.1. TRIO shall continue to perform its obligations under the terms of the Mineral Lease. This includes payments made under the terms of the Mineral Lease covered in paragraph 2.4 as well as any other obligations under the terms of the Mineral Lease. In the event that TRIO fails to meet any of these obligations, CASE shall be allowed but not required to fulfill that obligation in order to preserve TRIO's interest in the Claims.

        4.2. Once CASE has provided $4.0M in funding for the project, CASE and TRIO shall fund the exploration costs jointly, with CASE providing 70% of the funds and TRIO providing 30% of the funds.

        4.3. At the completion of the earn-in period and subject to CASE meeting all of its obligations under Section 3 of this agreement, TRIO shall assign 100% its interest in the Claims to the Joint Venture under the terms set forth in Section 5 below.


5.      Joint Venture after the Earn-In Period

        5.1. Upon completion of the earn-in period, a Joint Venture is to be formed according to the terms listed below.

        5.2. CASE shall have earned an initial 70% interest in the Joint Venture through the completion of its obligations during the earn-in period.

        5.3. TRIO shall have earned an initial 30% interest in the Joint Venture through the assignment of the Claims to the Joint Venture.

        5.4. Both parties will participate in expenditures by the Joint Venture on the Property in accordance with their respective interests therein, or have their interest diluted in accordance with a straight-line dilution formula. In determining potential dilution, upon earn-in by CASE, CASE's initial expenditure base shall be equal to $4.0M and TRIO's initial expenditure base shall be equal to $1.7M.

        5.5. If through dilution the interest of a party is reduced to less than ten percent (10%), then that party's participating interest shall automatically be converted to a 3% Net Smelter Royalty
                (NSR). Payment of this royalty shall be made not later than thirty (30) days after receipt of payment from the purchaser. All payments shall be accompanied by a statement explaining the manner in which the payment was calculated. The "Net Smelter Royalty" (NSR) in this Agreement shall have the same meaning as "Net Smelter Returns" as defined in Exhibit B to the Mineral Lease attached hereto as Exhibit "A".

        5.6. This Joint Venture shall remain in effect for twenty-five years or as long as the claims are being actively mined or developed, whichever is longer. After the completion of the Joint Venture the Claims shall revert back to TRIO.


6.      Representations and Warranties made by CASE

CASE represents and warrants to TRIO that:

        6.1. CASE is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing under the laws of the State of California. CASE has the requisite corporate authority and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

        6.2. The entering into of this Agreement and the performance by CASE of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which CASE is a party or by which it is bound.

        6.3. The CASE Shares will, at the time of delivery to TRIO, be duly authorized and validly allotted and issued as fully paid and non-assessable, free of any liens, charges or encumbrances.

        6.4. No order ceasing or suspending trading in securities of CASE or prohibiting the sale or issuance and delivery of such securities is outstanding, and no proceedings for such purpose are pending or, to the best of the knowledge of CASE, threatened.

        6.5. On the date of receipt by TRIO of the certificate or certificates representing the CASE Shares, every consent, approval, authorization, order or agreement of the Regulatory Authorities that is required for the issuance of the CASE Shares and the delivery to TRIO of such certificate or certificates to be valid will have been obtained and will be in effect.

        6.6. The CASE Shares are part of a class of shares of CASE that is currently listed and posted for trading on a recognized Exchange and, at the time of the delivery of the certificates representing the CASE Shares to TRIO, will have been approved and listed on a recognized Exchange.

        6.7. All requisite corporate action on the part of CASE, and on the part of its officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be legal, valid and binding obligations of its enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.


7.      Representations and Warranties made by TRIO

TRIO represents and warrants to CASE to the best of its knowledge and understanding that:

        7.1. The Mineral Lease provided as in Exhibit "A" is valid and in full force and TRIO is not in violation of any of the terms of the agreement. Furthermore, the Property is free and clear of any other liens, claims, or encumbrances other than those identified in the Mineral Lease and the Exchange Agreement as per Exhibit B.

        7.2. All operations and activities conducted by or on behalf of TRIO on the Claims have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation Environmental Laws.

        7.3. TRIO is duly formed, validly existing and in good standing under the laws of the Province of Alberta, and is qualified to do business in the State of Nevada. TRIO has the requisite authority and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

        7.4. There are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Claims or any interest therein by any other person or entity other than those identified in the Mineral Lease and the Exchange Agreement.

        7.5. The entering into of this Agreement and the performance by TRIO of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which TRIO is a party or by which it is bound.

        7.6. All requisite action on the part of TRIO, and on the part of its officers and members, necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be, legal, valid, and binding obligations of it enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

        7.7. To the best of its knowledge, information and belief, there are no adverse environmental conditions at the Property that could result in a violation of or liability under any federal, state or local laws, rules or regulations concerning protection of the environment or human health and safety ("Environmental Laws"). In conducting activities on the Property, TRIO has complied with all applicable Environmental Laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by TRIO under any Environmental Laws. TRIO has not received notification from any person, including without limitation, any governmental authority, of any potential breach or alleged breach of any applicable Environmental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property. TRIO has not received any notification of and has no knowledge of the presence of any contaminants (including hazardous substances or materials, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and TRIO has not been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil or water in, on or under the Property.

        7.8. There are no actions, suits or proceedings pending or, to the knowledge of TRIO, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of TRIO, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality, which relates to the Property.


8.      Termination of this Agreement

        8.1. CASE may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to TRIO. Upon expiry of the 30 day notice period, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect. Upon such termination, CASE shall have no further obligation to incur Operational Costs on or for the benefit of the Property and shall have no further obligations or liabilities to TRIO under this Agreement or with respect to the Property (including without limitation liability for lost profits or consequential damages as a result of an election by CASE to terminate this Agreement), other than to reclaim (in accordance with applicable law) any disturbances of the Property made while this Agreement was in effect. TRIO hereby agrees to grant CASE such access to the Property as is reasonably necessary to complete any required reclamation.

        8.2. In the event that CASE is in default in the observance or performance of any of CASE's covenants, agreements or obligations under this Agreement, TRIO may give written notice of such alleged default specifying the details of same. CASE shall have 60 days following receipt of said notice (or, in the event CASE in good faith disputes the existence of such a default, 60 days after a final, non-appealable order of a court of competent jurisdiction finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default. If CASE does not cure or diligently commence to cure such default by the end of the applicable 60 day period, then TRIO shall have the right to terminate this Agreement by providing 60 days advance written notice to CASE. In the event of such termination, the provisions of paragraph 8.1 shall apply with respect to the parties' ongoing obligations and liabilities.

        8.3. Upon written notice of termination of this agreement by either party, CASE's obligation to issue shares of its common stock to TRIO or assignee shall be cancelled for all shares scheduled to be issued after that notification date.

        8.4. If this agreement is terminated after CASE provides the first $3.0M in funding for the Claims, CASE shall have been deemed to abandon any interest in the Joint Venture but would have earned a 2% Net Smelter Royalty (NSR) on the Claims.

        8.5. If this agreement is terminated after CASE provides the first $4.0M in funding for the Claims, CASE shall have been deemed to abandon any interest in the Joint Venture but would have earned a 3% NSR on the Claims.


9.      Assignment

        9.1. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

        9.2. CASE may, upon the prior written approval of TRIO, which approval shall not be unreasonably withheld, assign this Agreement to other parties that are not affiliated with CASE at any time, provided that the assignee agrees in writing to assume all CASE's obligations under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), CASE shall have no further obligations or liabilities under this Agreement.

        9.3. At any time, and without the consent of TRIO, CASE may assign this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of CASE's obligations under this

                Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, CASE); (b) in connection with a pledge by CASE for financing purposes, (c) in connection with a corporate merger or reorganization involving CASE, or (d) in connection with a sale of all or substantially all of CASE's assets.

        9.4. TRIO may, upon the prior written approval of CASE, which approval shall not be unreasonably withheld, assign its interest in the Property and this Agreement to other parties that are not affiliated with TRIO at any time, provided that the assignee agrees in writing to assume all TRIO's obligations under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), TRIO shall have no further obligations or liabilities under this Agreement.

        9.5. At any time, and without the consent of CASE, TRIO may assign its interest in the Property and this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of TRIO's obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, TRIO); (b) in connection with a pledge by TRIO for financing purposes, (c) in connection with a corporate merger or reorganization involving TRIO, or (d) in connection with a sale of all or substantially all of TRIO's assets.


10.     Dispute Resolution

        10.1. If the Parties are unable to resolve a dispute arising under this Agreement, then either party may request that the matter be determined by binding arbitration. The parties shall first endeavor to select a single arbitrator who, by virtue of education and experience, has knowledge and expertise regarding gold exploration contracts and the conduct of gold exploration, development, mining, and processing activities. If the parties are unable to agree upon a single arbitrator within fifteen (15) days, then each party shall select one arbitrator, and the two arbitrators will choose a third arbitrator. Arbitration proceedings will be conducted in Reno, Nevada in accordance with the Rules and Procedures of the American Arbitration Association. The arbitrators may, in their discretion, direct one party to pay all or some part of the attorney's fees and costs incurred by the other party. The parties may conduct discovery in accordance with the Nevada Rules of Civil Procedure. The arbitrators' decision shall be final and binding, and the prevailing party may submit the arbitrators' decision to a court for enforcement.


11.     Entire Agreement

        11.1. This Agreement contains the entire agreement between the parties relating to the Property.

12.     General

        12.1. Notice to CASE or to TRIO shall be sufficiently given if delivered personally, or if sent by prepaid mail or reputable overnight courier, or if transmitted by facsimile to such party:

                In the case of a notice to CASE at:

                        Case Financial, Inc
                        7720 El Camino Real, Suite 2E
                        Carlsbad, CA 92009

                        Facsimile number:  (760) 804-1566
                        Attention:  Michael Schaffer

                In the case of a notice to TRIO at:

                        Trio Gold Corp
                        Suite 145, 251 Midpark Blvd. SE
                        Calgary, AB T2X-1S3

                        Facsimile number:  (403) 262-9759
                        Attention:  Harry Ruskowsky

                or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered to the party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day. Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

        12.2. Each of CASE and TRIO shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

        12.3. This Agreement may be executed by each of CASE and TRIO in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same agreement. The parties agree to execute and deliver a short form of this

                Agreement to be prepared by CASE, which the parties agree CASE may record in the official records of the county where the claims are located.

        12.4. All dollar references in this Agreement are to the United States dollars.

        12.5. Shares of common stock issued under this Agreement must be held until they are subsequently registered under the Securities Act or an exemption from such registration is available. Provisions of Rule 144 promulgated under the Securities Act permit limited resale of these shares subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about CASE, the resale occurring following the required holding period under Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations.

        12.6. This Agreement, including all documents annexed hereto and other agreements, documents and other instruments delivered in connection herewith shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules as to conflicts of law) and the laws of the United States as applicable.

        12.7. TRIO and CASE agree that this Agreement shall be construed to benefit the parties hereto and their respective permitted successors and assigns only, and shall not be construed to create any third party beneficiary rights in any other party or in any governmental organization or agency.

        12.8. This Agreement is the product of negotiation and preparation by both TRIO and CASE. TRIO and CASE therefore expressly acknowledge and agree that this Agreement shall not be deemed to have be prepared or drafted by one party or the other and will be construed accordingly.

        12.9. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

        12.10. No implied term, covenant, condition or provision of any kind whatsoever shall affect any of the parties' respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

        12.11. This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

        12.12. This Agreement is, and the rights and obligations of the parties are, strictly limited to the matters set forth herein. Each of the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either party, whether adjacent to, nearby, or removed from the Property, and neither party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.


13.     Signatures

IN WITNESS WHEREOF, the parties have executed this Exploration and Development Agreement effective as of the date first set forth above.

                                          for CASE FINANCIAL INC.

                                          /S/ Michael Schaffer
                                          -------------------------------------
                                          Michael Schaffer
                                          Chief Executive Officer



                                          for TRIO GOLD CORP.

                                          /s/ Harry Ruskowsky
                                          -------------------------------------
                                          Harry Ruskowsky
                                          Chief Executive Officer

                   MINERAL LEASE AND PURCHASE OPTION AGREEMENT
                   -------------------------------------------


     THIS MINERAL LEASE AND PURCHASE OPTION AGREEMENT (hereinafter called "Agreement") made as of the 1st day of March, 1989, is entered into by and between Bamco Exploration Inc., a Nevada corporation with offices at 2057 Thomas Jefferson, Battle Mountain, Nevada 89820 and Donald E. Smith and Louise Smith, husband and wife, of the same address; Alice Hannaman, a widow, whose address is 709 SW 16th Avenue, Portland, Oregon 97205; Dora B. Smith, a widow, whose address is 121 West Third, Fairbury, Nebraska 68352; and Delbert Reese and Karen Reese, husband and wife whose address is 5009 highway 39 Klamath falls; Oregon 97603 (hereinafter collectively called "Lessor") and Trio Gold Corp. a company incorporated under the Laws of The Province of Alberta, Canada (hereinafter called "Lessee") for the consideration and upon the terms and conditions set forth below.

     1. GRANT OF LEASE. In consideration of the mutual covenants set forth herein, Lessor does lease to Lessee certain unpatented mining claims (hereinafter called "Mining Claims") and the fixtures and improvements thereon (hereinafter The Mining Claims and the fixtures and improvements thereon collectively called "Property") located in Elko County, Nevada, such Mining Claims being identified on Exhibit "A" (attached hereto and made a part hereof).

     2. GRANT OF RIGHTS. Lessor grants to Lessee the following exclusive rights upon and with respect to the property:

          (a) To enter the property to survey, explore, prospect, drill, develop, mine, and cross-mine (in any manner whether by surface, open-pit, underground, or other mining methods), stockpile, remove, leach, concentrate, mill, smelt, beneficiate, process, ship, and market, without limitation, all ores, metals, minerals, tailings, concentrates, and mineral products (hereinafter called "Minerals");

          (b) To construct, use, maintain, repair, replace, and Relocate buildings, ore bins, shafts, declines, inclines, tunnels, drifts, open pits, reservoirs, tailings ponds, waste dumps, ore stockpiles, roads, power, and communication lines, and any other structures and facilities;

          (c) To use the Property for the storage or permanent disposal of Minerals, water, waste, tailings, or other materials produced from the Property or other real property;

          (d) To use all easements, means of access, and rights-of-way for ingress and egress to and from the Property;

          (e) to use, appropriate, develop, consume, and dispose of all water on or appurtenant to the property, and to drain through and from the Property and to drain into any course on the Property any water from operations conducted thereon or on other properties owned, worked, or leased by Lessee;

          (f) To use the Property for all of the purposes stated in this Section 2 in conjunction with Lessee's activities on other properties.

     3. TERM OF AGREEMENT. This agreement is granted for an initial term of twenty-one years from the date hereof (hereinafter called "Primary Term") and for a period so long thereafter (hereinafter called "Extended Term") as Lessee is exercising any of the rights granted in Section 2 upon or with respect to the property and is making the minimum advance royalty payments set forth in Section 4.

     4. MINIMUM ADVANCE ROYALTY PAYMENTS. Lessee shall pay Lessor the minimum advance royalty payments (hereinafter called "Minimum Payments") in the amount of Twelve Thousand Five Hundred Dollars ($12,500) per year. All Minimum Payments paid to Lessor shall be credited against any production royalties that accrue. In the event no minerals are produced from the Property, Lessor shall have no obligation to refund Minimum Payments. Lessee shall have the right to prepay any Minimum Payments. The obligation to make Minimum Payments shall terminate as of the date Lessee exercises the Purchase Option or Alternative Purchase Option as described in Section 7.

     5. DELAY RENTAL. If, at any time during the Extended Term, all activities are continuously suspended for sixty (60) days or more upon and with respect to the Property, Lessee shall pay Lessor a delay rental of Fifteen Hundred ($1,500.00) commencing sixty (60) days following the first day of such suspension and a like sum every twelve (12) months thereafter so long as the suspension continues. The extended Term of this Agreement shall remain in effect provided the delay rental payments are made. Nothing herein shall relieve Lessee of the duty to make Minimum Payments as provided in Section 4.

     6. PRODUCTION ROYALTY. Lessee shall pay Lessor a production royalty of five percent (5%) of the net smelter returns for the Minerals mined from the Property and sold by Lessee. The net smelter returns shall be the amount actually received by Lessee from the sale of Minerals less, but only to the extent actually incurred and borne by Lessee, the following:

          (a) All charges and costs, if any, for transportation of Minerals to a smelter, refiner, consumer, or purchaser from Lessee or its agent; and

          (b) All charges, costs and penalties, if any for smelting, refining and marketing the Minerals.

     As Provided in Section 2, if any production royalty becomes due and payable to Grantor prior to the determination of the total mineral content of the Subject Ore as defined in Section 2, or the average percent recovery for all ore beneficiated, Grantee shall pay Grantor a provisional royalty payment based on the then current available information pertaining to mineral content and average percent recovery.

     In calculating that total amount of Minerals recovered from the Property and sold by Grantee, the total weight and mineral content of the ore mined from the Property and the average percent recovery of the ore will be determined by Grantee in accordance with the methods and procedures set forth in Section 2.

     Grantor hereby acknowledges that, as of the date of execution of this Deed, Grantor has received from Grantee minimum advance royalty payments ("minimum payments") totaling Twelve Thousand Five Hundred Dollars ($12,500) pursuant to the terms of a Mineral Lease and Purchase Option Agreement dated March 1, 1989 by and between Bamco Exploration, Inc., Donald E. Smith and Louise Smith, husband and wife, and Alice Hannaman, a widow, Dora B. Smith, a widow, and Delbert Reese and Karen Reese, husband and wife, and Trio Gold Corp. Grantee shall be entitled to credit such minimum payments against future production royalty payments which accrue.

     2. COMMINGLING. Grantee shall have the right, at any time and from time to time, at its sole discretion, to commingle ore from the Property (hereinafter referred to as "Subject Ore") with ore mined from real property other than the Mining Claims (hereinafter referred to as "other ore"). Subject Ore and other ore will be separately weighed, sampled, and analyzed by Grantee to determine mineral content ("mineral content" herein means that portion of the ore which Grantee, at its sole discretion, chooses to recover through beneficiation). Measurements to determine the total weight of all ore mined will be made by weighing or by volumetric measurements or by alternate methods as determined at Grantee's sole discretion. All calculations employed to determine total weight shall be based upon dry weight. Grantee shall keep records of the total weight and mineral content of all ore mined and beneficiated or processed for each property owner or royalty owner and the aggregate thereof.

     Grantee shall determine the average percent recovery of the mineral content of all ore beneficiated by dividing the mineral content recovered and sold (which figure represents the basis upon which Grantee's net smelter returns are calculated) by the total mineral content of all ore mined prior to beneficiation. Payment of production royalties to Grantor shall be based on the mineral content of all Subject Ore multiplied by the average percent recovery.

     All sampling, measuring, analyzing, weighing, assaying and calculating shall be done in accordance with procedures generally accepted in the mining industry.



     4. REPRESENTATION AND WARRANTIES. Grantor covenants, represents and warrants that:

          (a) Grantor is the sole legal and equitable owner of the Property, without limitation or restriction whatsoever, except for paramount title in the United States;

          (b) All of the Mining Claims were properly located in accordance with federal and state law on land which was then available for mineral location;

          (c) All of the Mining Claims have been properly maintained in accordance with the Federal Land Policy and Management Act of 1976 and all other applicable federal, state, regional, and county laws and regulations;

          (d) The Property is free and clear of all liens, encumbrances, and outstanding adverse claims and interests;

          (e) Grantor has full power and authority to execute this agreement;

          (f) Grantee shall have the quiet and peaceful possession and enjoyment of the Property, and Grantor will do everything lawfully within its power to defend title to the Property and Grantee's quiet and peaceful possession and enjoyment thereof against all persons or entities who may claim any interest in the Property, any of the Mining Claims, or Minerals or the proceeds therefrom; and

          (g) There has been no violation of any applicable federal, state, regional, or county law or regulation relating to zoning, land use, environment; protection, or otherwise with respect to the Property or activities relating thereto.

     In the event Grantor breaches one or more of the above warranties, Grantor shall indemnify and hold lease harmless from and against all damages, claims, causes of action, or judgments arising as a result of said breach. In addition to Grantor's actual obligation shall be reduced in proportion to Grantor's actual ownership interest in the Property from which Minerals are produced. In addition to other remedies available at law or in equity, Grantee shall be entitled to deduct costs or damages incurred as a result of any such breach from payments due Grantor under this Agreement.

     5. LESSER INTEREST. In the event that Grantor owns less than a one hundred percent (100%) undivided ownership interest in the Property as warranted in Section 4 (a), Grantee's production royalty obligation shall be reduced in proportion to Grantor's actual ownership interest in the Property from which Minerals are produced. In addition to other remedies available at law or in equity, Grantee shall be entitled to offset any production royalty payments wrongfully paid to Grantor against any production royalty payments that accrue to Grantor under the Deed.

     6. ADDITIONAL AND AFTER-ACQUIRED RIGHTS. If Grantor acquires or succeeds to any right, title or interest in the Property, or in any property within the boundaries of or adjacent to the Mining Claims, which increases Grantor's ownership interest in the Property beyond that which is warranted in the Deed, Grantor shall promptly notify Grantee in writing of such acquisition. Within ten
(10) days after the receipt of such, notice, Grantee shall provide to Grantor shall execute and deliver to. Grantee a Deed which conveys to Grantee such additional and after-acquired right or interest at no additional expense and without payment of any further consideration by Grantee.

     7. FURTHER ASSURANCES. Upon written request by Grantee therefore (and without cost to Grantee), Grantor agrees to execute and/or furnish Grantee with such additional formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes and terms of this Deed.

     8. RELEASE Except as specifically provided herein, Grantee and Grantor do hereby cancel, release and relinquish, at law and in equity, the other from any and all causes of action, claims and demands whatsoever, upon or by reason of any matter arising from any prior agreement between Grantor and Grantee.

     9. INDEMNIFICATION. Grantor and Grantee shall indemnify, defend and hold one another harmless from and against any and all claims, liability, loss and expense, including reasonable attorneys' fees, demands or causes of action made against the other for or on account of any debt, claim, liability, loss or expense incurred by the other and arising out of prior agreements or use of the Property, and for any property, and for any claims for the injury to or death of any person or damage to any property, by reason of any negligent act or omission of the other resulting from activities on or related to the use of the property.

     10. BOOKS AND RECORDS. Grantee shall keep accurate records of all Minerals produced from the Property and of all calculations relative to production royalty payments hereunder. At such time, if ever, as Grantor begins to receive production royalty payments pursuant to the terms of Section 1, once each calendar year upon two (2) weeks' prior written notice, Grantor or its authorized representative shall have the right to inspect assays and maps of workings developed in the course of Grantor's operations on the Property.

     11. TAXES. Grantee shall pay all future taxes levied upon the Property and those assessed against any improvements which Grantee any place on the Property. At such time, if ever, as Grantee determines that Grantor will receive production royalty payments pursuant to Section 1, Grantor shall pay its proportionate share of any tax thereafter levied on or measured by production of Minerals (including as valorem/severance, gross, proceeds, sales or similar taxes). If Grantee so elects, it may pay such taxes levied on or measured by production, and then deduct Grantor's pro rata share of such taxes from any payments thereafter due Grantor. Grantor shall pay all taxes (including income and sales taxes) levied upon the right to receive the same.

     12. NOTICE. Subject to the payment provisions of this Deed, all notices, designations, or other documents required or authorized by the terms of this Deed shall be in writing and shall be personally delivered or deposited in the United States registered or certified mail, postage prepaid, return receipt requested, address as follows:


     If to Grantor:

          Donald E. Smith. President
          Bamco Exploration, Inc.
          2057 Thomas Jefferson
          Battle Mountain, Nevada 89820

          Alice Hannaman
          709 SW 16th Avenue
          Portland, Oregon  97205

          Dora B. Smith
          121 West Third
          Fairbury, Nebraska 68352

          Delbert and Karen Reese
          5009 Highway 39
          Klamath Falls, Oregon 97603

     If to Grantee:

          Trio Gold Corp.
          1170, 700 - 4th Ave S.W.
          Calgary, Alberta
          T2P 3J4



     Either of the Parties may change their respective address for notice by giving the other Party notice of such change in the manner specified in this Section. Notices personally delivered shall be delivered to the address for Grantor or for Grantee (as appropriate) specified above and shall be deemed made and received on the date of such delivery. Notices given by mail in the manner specified in this section shall be deemed to have been made, delivered and received on the date the same are placed in the United States mail.

     13. CONDUCT OF OPERATIONS All decisions concerning methods, the extent, times., procedures, and techniques for any exploration, development, mining leaching, milling, processing, extraction, treatment, and the material to be introduced into the Property or produced therefrom, and all decisions concerning the sale or other disposition of Minerals (including, without limitation, decision as to buyers, times of sale, or whether to store or stockpile Minerals for a reasonable length of time without selling the same) shall be made by Grantee in its sole and make absolute discretion. Grantee shall not be responsible for, nor mining or processing of Minerals conducted pursuant to customary engineering practices, Grantee shall not be required to mine, or to preserve or protect in its mining operations, Minerals which under customary mining practices cannot be mined or shipped at a reasonable profit by Grantee at the time mined.

     14. NO IMPLIED COVENANTS The parties intend and agree that no implied covenants or duties including, but not limited to, implied covenants relating to exploration, production royalties or any other monies provided for herein) of any kind whatsoever shall affect any of their respective rights or obligation hereunder, and that the only covenants or duties which affect such rights and obligation shall be those expressly set forth and provided for in this Deed. It is expressly understood that Grantee may, in its sole and absolute discretion, choose not to mine Minerals from the Property, choose to abandon the Mining Claims, convert Mining Claims to millsites, and/or elect to use the Property for any purpose whatsoever.

     15. BINDING EFFECT, CONSTRUCTION AND ENFORCEMENT. All covenants, conditions, and terms of this Deed shall be of benefit to and run with the Property and shall bind and inure to the benefit of the Parties, their respective heirs, successors, personal representatives, subsidiaries, and affiliates, including any business entity of which the majority of the equity is owned directly or indirectly by Grantor or Grantee or their partners, principals, or officers and assigns. This Deed shall be construed and enforced in accordance with the laws of the State of Nevada.

     16. SOLE AGREEMENT. This Deed and the Exhibit "A" attached hereto set forth the entire agreement between the Parties with respect to the subject matter hereof. This Deed supersedes all prior negotiations and agreements between the Parties. No modification or alteration of the Deed shall be effective unless reduced to writing and executed by the Parties.

     16. DUTIES OF LESSEE. The provisions for Minimum Payments, delay rental, and production royalties contained to Section 4, 5, and 6, respectively, exclude and negate any express or, implied duty to perform exploration or development work, or to mine the Property at any rate or in any manner. The activities of Lessee, if any, shall be only to the extent and at the locations, times, and methods, and in the manner that Lessee at its sole discretion may determine. If Lessee elects to perform work on the Property, such work shall be performed as follows:

          (a) Lessee will endeavour in good faith to comply with application provisions of federal, state, regional, and county laws and regulations; and

          (b) Except as provided to the contrary in this Agreement, Lessee shall indemnify, protect, save, and hold harmless Lessor, from and against all liens or claims arising out of Lessee's activities.

     17. LESSOR'S ACCESS TO OPERATIONS. Subject to compliance with applicable federal, state, and local safety regulations, and the rules and requirements of Lessee's safety and health program, Lessor has the right, at reasonable times with appropriate notice as determined by Lessee and at the sole risk of Lessor to enter upon the Property and any mine workings thereon for the purpose of inspecting same and any work being conducted by Lessee thereon.

     Lessor agrees to assume all liability for, and indemnify, protect, save, and hold harmless Lessee from, any and all fees, losses, liabilities, suits, and attorneys' fees and actions of every kind and character arising out of any death, personal injury or property damage sustained or caused by Lessor while in or upon the Property.

     18. ASSESSMENT WORK. For the assessment year commencing at noon, September 1, 1988 and each year thereafter during the team hereof, Lessee shall, with respect to each Mining Claim, endeavour in good faith to perform the assessment work required by law for the maintenance of same, and to file such reports and affidavits as may be required. Lessee shall have no duty to perform assessment work for any Mining Claim that is no longer subject to this Agreement on July 1 of any assessment year.

     19. BOOKS AND RECORDS. Lessee shall keep accurate records of all Minerals and mineral products derived from the Property by Lessee and sold by Lessee, and, of all calculations relative to production royalty payments hereunder. The records may be inspected by Lessor or a duly authorized representative of Lessor once each calendar year during business hours upon providing to Lessee forty-eight (48) hours' prior written notice.

     20. COMMINGLING. Lessee shall have the right, at any time and from to time, at its sole discretion, to commingle ore from the Property (hereinafter called "Subject Ore") with ore mined from real property other than the Property (hereinafter called "other ore"). Subject, Ore and "other ore will be separately weighed, sampled, and analyzed to determine mineral content ("Mineral Content" which term means that portion of the ore which Lessee, at its sole discretion, chooses to recover through beneficiation). Measurements to determine the total weight of all ore mined will be made by weighing or by volumetric measurements or by alternate methods as determined at Lessee's sole discretion. All calculations employed to determine total weight shall be based upon dry weight. Lessee shall keep records of the total weight and Mineral Content of all ore mined and beneficiated for each property owner and the aggregate thereof.

     Lessee shall determine the average percent recovery of the Mineral Content of all ore beneficiated by dividing the Mineral Content recovered and sold (which figure represents the basis upon which Lessee's net smelter returns are calculated) by the total Mineral Content of all ore mined prior to beneficiation. Payment of production royalties to Lessor shall be based on the Mineral Content of all Subject Ore multiplied by the average percent recovery.

     If any production royalty becomes due and payable to Lessor prior to the determination of the total; Mineral Content of the Subject Ore or the average percent recovery for all ore beneficiated, Lessee shall pay Lessor a provisional royalty payment based on the then current available information pertaining to Mineral Content and average percent recovery as provided in Section 6.


     All sampling, measuring, analyzing, weighing, assaying and calculating shall be done in accordance with procedures generally accepted in the mining industry.

     21. ALTERATIONS. The payments provided in Sections 4, 5, and 6 shall constitute full consideration to Lessor for any and all alterations or destruction, both temporary and permanent, of the Property caused by Lessee's operations. Lessee shall pay Lessor an equitable compensation for actual damages caused by Lessee's operations to Lessor's personal property, if any, located on the Property as of the date of this Agreement.

     22. FORCE MAJEURE. Lessee shall not be deemed in default in the Performance of operations hereunder during any period in which such performance is prevented by any cause reasonably beyond Lessee's control, each of which cause is called "Force Majeure".

     Force Majeure shall include, without limitation, fire, floods, storms, other damage from the elements, strikes, labour disputes, inability to obtain competent workmen, riots, unavailability of transportation or necessary equipment, lack of a market reasonably satisfactory for the use of any product from the Property, action of governmental authorities, failure to receive required governmental approvals, inability to obtain water for Lessee's operations, lack of access, litigation, acts of God, and acts of the public enemy. The term of this Agreement shall be extended for a period equal to the period of Force Majeure. All such periods shall be deemed to begin at the time Lessee is prevented from performing its operations hereunder by reasons of Force Majeure. Nothing in the Section 23 shall limit Lessee's obligation to make Minimum Payments as provided in Section 4.

     23. RIGHTS NOT TO BE SUSPENDED. Any dispute between the parties or resolution thereof relating to this agreement shall not interfere with or affect any right Lessee may have under this Agreement.

     24. ADDITIONAL AND AFTER-ACQUIRED RIGHTS. If Lessor acquires any additional right or interest in the Property or property adjacent to the Property while this Agreement is in effect, (i) Lessor shall promptly notify Lessee, (ii) Lessor shall promptly offer such right or interest to Lessee, which offer shall remain open for a period of ninety (90) days after the date it is made, and (iii) Lessee shall have the right to lease and option the right or interest from Lessor for payments to Lessor according to the terms presented by this Agreement.

     If Lessor acquires any after-acquired right or interest in the Property, which right or interest is already warranted in this Agreement, Lessor shall promptly notify Lessee in writing of the acquisition. Such right or interest shall become part of the Property and subject to this Agreement without the payment of any additional consideration by Lessee. Lessor shall sign, acknowledge, and deliver an Amendment to this Agreement and to the Memorandum of this Agreement to Lessee, so as to include such right or interest.

     25. ASSIGNMENT. Upon notice to the other party pursuant to Section 28, either party may assign all, or a portion of, their respective rights under this Agreement. Effective as of the date of the assignment, the assigning party shall be released and held harmless by the non-assigning party from all further duties and obligations arising from the Agreement concerning the Property, except for any duties or obligations that accrued but have bot been performed or satisfied prior to the assignment. A Memorandum of Assignment in recordable form shall be provided to the non-assigning party by the assigning party.

     In the event Lessor assigns less than its entire interest and/or assigns the Agreement to two or more assignees, Lessee may in its sole discretion require the assignees, and Lessor (if Lessor retains an interest), to elect a single account to which all payments due under this Agreement may be paid, and Lessor and its assignees shall be solely responsible for dividing such payments among themselves.

     26. COOPERATION. Lessor agrees, in good faith, to cooperate with Lessee where such cooperation is required by Lessee, in Lessee's obtaining of all necessary permits required in Lessee's exercise of any and all rights under this Agreement.

     27. NOTICE. Any notice or other instruction required or desired to be given under Agreement shall be effective when written notice is personally delivered to the party to be given such notice or the same has been deposited in the United States Mail, if mailed by the Lessor or in the Canadian mail if such notice is sent by Lessee, certified return receipt requested, or registered, with postage thereon fully paid, to the address set forth above. Either party may change such addresses by giving written notice in like manner to the other party.

     28. SEVERABILITY. In the event that any court or administrative body or competent jurisdiction determines that any part, term, or provision of this Agreement is unenforceable, illegal, or in conflict with any federal, state, regional or county law, the parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to reform such part, term, or provision in such a way as to carry out the intent of the parties hereto to the extent permissible under such law; provided, however, that if the court or administrative body declines to so act, then, such part, term, or provision shall be considered severable from the rest of the Agreement, and the remaining provisions of the Agreement shall not be thereby affected, and this Agreement shall be construed and enforced as if the Agreement did not contain such part, term, or provision.

     29. BINDING EFFECT, CONSTRUCTION AND ENFORCEMENT. All covenants, conditions, and terms of this Agreement shall be of benefit to run with the Property and shall bind and inure to the benefit of the parties hereto, their respective heirs, successors, personal representatives, subsidiaries, affiliates, including any business entity of which the majority of the equity is owned directly or indirectly by Lessor or Lessee or their partners, principals, or officers and assigns. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

     30. PERPETUITIES. As to any provision in the Agreement, the parties hereto do not intend that there shall be any violation of the Rule Against Perpetuities or any related rule. If any such violation should inadvertently occur, it is the intent of the parties hereto that the appropriate court shall reform the provision in such a way as to approximate most closely to the intent of the parties hereto within the limits permissible under such rule or related rule.

     31. MEMORANDUM. Concurrently with the execution of this Agreement, Lessor shall execute and deliver to Lessee a Memorandum of this Agreement in recordable form.

     32. EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be as fully binding on the signatory parties as if executed by all parties.


     33. All payments that accrue under this agreement shall be paid to the individuals set forth below in the percentages indicated below:

        NAME                                   INTEREST
        ----                                   --------

Bamco Exploration, Inc.                           25%
Donald E. Smith and
Louise Smith
2057 Thomas Jefferson
Battle Mountain, Nevada
89820

Delbert Reese and                                 25%
Karen Reese
5009 Highway 39
Klamath falls, Oregon
97603

Alice Hannaman                                    25%
709 SW 16th Ave
Portland, Oregon
97205

Dora B. Smith                                     25%
121 West Third
Fairbury, Nebraska
68352

The parties certify that the percentages set forth opposite their respective names are their share of the payments due them under this agreement.


     34. SOLE AGREEMENT. This Agreement and the Exhibits attached hereto set forth the entire agreement between the parties with respect to the subject matter thereof. This Agreement supersedes all prior negotiations and agreements between the parties with respect to the subject matter of this Agreement shall be effective unless reduced to writing and executed by the parties hereto. The division of this Agreement into sections and the use of captions are solely for convenience and shall not be used in its interpretation.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

LESSOR                                            LESSEE:

BAMCO EXPLORATION, INC.                           TRIO GOLD CORP.


                                                  /s/ Harry B. Ruskowsky
----------------------------                      ----------------------
By: Donald E. Smith                               By: Harry B. Ruskowsky
TITLE:  ____________________                      TITLE: President


____________________________
Donald E. Smith
SS# ________________________


____________________________
Louise Smith
SS# ________________________

____________________________
Alice Hannaman
SS# ________________________

____________________________
Dora B. Smith
SS# ________________________


/s/ Delbert Reese
-----------------
Delbert Reese
SS#
    -------------

/s/ Karen Reese
-----------------
Karen Reese
SS#
    -------------

                                   EXHIBIT "A"
                                       TO
                   MINERAL LEASE AND PURCHASE OPTION AGREEMENT
                               DATED March 1 ,1989
                                 BY AND BETWEEN
                             BAMCO EXPLORATION INC,
               DONALD E. SMITH AND LOUISE SMITH, husband and wife,
                DELBERT REESE AND KAREN REESE, husband and wife,
           ALICE HANNAMAN, widow, AND DORA B. SMITH, widow, AS LESSOR
                                       AND
                            TRIO GOLD CORP. AS LESSEE


     Under the terms of the above referenced Agreement, Lessor has leased and optioned to Lessee certain unpatented mining claims referred to as the Property, which are situated in the county of Elko, State of Nevada and more specifically named and described as follows:

                       Nevada MC        Recorded                Location
Mane of Claim          Serial No.    Book      Page               Date
-------------          ----------    --------------               ----
Look Claim Block
----------------

Look #1                114348        130        108             05/30/70
Look #2                114349        130        110             05/30/70
Look #3                114350        130        111             05/30/70
Look #4                114351        130        112             05/30/70
Look #5                114352        130        113             05/30/70
Look #6                114353        130        114             05/30/70
Look #7                114354        130        115             05/30/70
Look #8                114355        130        116             05/30/70
Look #9                114356        130        117             05/30/70
Look #10               114357        130        118             05/30/70
Look #11               114358        130        119             05/30/70
Look #12               114359        130        120             05/30/70
Look #13               114360        130        121             05/30/70
Look #14               114361        130        122             05/30/70
Look #15               114362        130        123             05/30/70
Look #16               114363        130        124             05/30/70
Look #17               114364        130        125             05/30/70
Look #18               114365        130        126             05/30/70
Look #19               114366        130        127             05/30/70
Look #20               114367        130        128             05/30/70
Look #21               114368        130        129             05/30/70
Look #22               114369        130        130             05/30/70

                       Nevada MC        Recorded                Location
Name of Claim          Serial No.    Book      Page               Date
-------------          ----------    --------------               ----

Look #23               114370        130        131             05/30/70
Look #24               114371        130        132             05/30/70
Look #25               253116        406        159             07/24/82
Look #26               253117        406        160             07/24/82
Look #27               253118        406        161             07/24/82
Look #28               253119        406        162             07/24/82
Look #29               253120        406        163             07/24/82

                                   EXHIBIT "B"
                                       TO
                   MINERAL LEASE AND PURCHASE OPTION AGREEMENT
                               DATED March 1 ,1989
                                 BY AND BETWEEN
                             BAMCO EXPLORATION INC,
               DONALD E. SMITH AND LOUISE SMITH, husband and wife,
                DELBERT REESE AND KAREN REESE, husband and wife,
           ALICE HANNAMAN, widow, AND DORA B. SMITH, widow, AS LESSOR
                                       AND
                            TRIO GOLD CORP. AS LESSEE


                           DEED AND ROYALTY AGREEMENT


     THIS DEED AND ROYALTY AGREEMENT ( hereinafter referred to as the "Deed") is made as of the 1st day of March, 1989 by and between Bamco Exploration, Inc., a Nevada corporation with offices at 2057 Thomas Jefferson, Battle Mountain, Nevada 89820 and Donald E. Smith and Louise Smith, husband and wife, of the same address; Alice Hannaman, a widow, whose address is 709 SW 16th Avenue, Portland, Oregon 97205; Dora B. Smith, a widow, whose address is 121 West Third, Fairbury, Nebraska 68352; and Delbert Reese and Karen Reese, husband and wife, whose address is 5009 Highway 39, Klamath Falls, Oregon 97603 (hereinafter collectively referred to as "Grantor") and Trio Gold Corp. a company incorporated under the Laws of The Province of Alberta, Canada. (hereinafter referred to as "Grantee"). Grantor and Grantee are hereinafter collectively referred to as the "Parties".

     WITNESSETH, that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Grantee, the receipt of which is hereby acknowledged by Grantor, has granted, bargained, sold, conveyed and confirmed, and by these presents does grant, bargain, sell, convey and confirm unto Grantee, its successors and assigns, all of Grantor's rights, title and interest in certain unpatented lode mining claims (hereinafter referred to as the "Mining Claims") located in Elko County, Nevada, which are more particularly described on Exhibit "A" attached hereto ,and incorporated herein by the reference, together with all rights of ingress and egress to and from the Mining Claims, all water and mining rights appurtenant thereto, and all mine dumps and tailings, fixtures and improvements thereon (hereinafter collectively referred to as the "Property").

     HOWEVER, Grantee hereby grants to Grantor a non-participating royalty interest payable on any production from the Property as stated herein.

     1. PRODUCTION ROYALTY PAYMENTS. Grantee shall pay Grantor a net smelter returns ("NSR") production royalty of five percent (5 %) all ores, minerals and mineral products hereinafter referred to as "Minerals") mined from the Property and sold by Grantee.

     The net smelter returns shall be the amount actually received by Grantee from the sale of Minerals produced from the Property, less the following costs to the extent actually incurred and borne by Grantee:

          (a) All charges and costs, if any, for transportation on Minerals to a smelter, refiner, consumer, or purchaser from Grantee or its agents;

          (b) All charges, costs and penalties, if any, for smelting, refining and marketing the Minerals; and

          (c) Grantor's proportionate share of all production related taxes.


     In the event smelting and/or refining are carried out in facilities owned or controlled by Grantee, charges, costs, and penalties for such operations, including transportation, shall mean the amount that Grantee would have incurred if such operations were carried out at facilities not owned or controlled by Grantee then offering comparable custom services for comparable products on prevailing terms.

     A production royalty or provisional royalty will be payable four (4) times each calendar year on or before the forty-fifth (45th) day following each calendar quarter based upon the net smelter returns received by Grantee during said quarter. The following adjustments shall be taken into account in determining the production royalty or provisional royalty payment:

          (i) Any adjustments to prices, charges, costs, deductions, or expenses actually imposed upon or given to. Grantee but not taken into account in determining the production royalty for the preceding calendar quarter;

          (ii) Any adjustments in the number of Ounces previously credited to Grantee by the purchaser, shipper, smelter, or refiner of Minerals shipped or sold by Grantee during any preceding calendar quarter; and

          (iii) Any adjustments in mineral content and average percent recovery calculated pursuant to Section (2.)

     In the event smelting and /or refining are carried out in facilities owned or controlled by Lessee, charges, costs, and penalties for such operations, including transportation, shall mean the amount that Lessee would have incurred if such operations were carried out at facilities not, owned or controlled by Lessee then offering comparable custom services for comparable products on prevailing terms.

     A production royalty or provisional royalty payment made pursuant to
Section 21 will be payable four (4) times each calendar year on or before the forty-fifth (45th) day following each calendar quarter based upon the net smelter returns received by Lessee during said quarter. The following adjustments shall be taken into account in determining the production royalty or provisional royalty payment:

          (a) Any adjustment to prices, charges, costs, deductions, or expenses actually imposed upon or given to Lessee but not taken into account in determining the production royalty for the preceding calendar quarter;

          (b) Any adjustment in the number of ounces previously credited to Lessee by the purchaser, shipper, smelter, or refiner on Minerals shipped or sold by Lessee during a preceding calendar quarter; and

          (c) Any adjustments in mineral content and average percent recovery calculated pursuant to Section 21.

     7. GRANT OF OPTION. Lessor does hereby grant to Lessee an option ( which option shall be exclusive and irrevocable during the Primary and Extended Terms of the Agreement) to purchase (hereinafter called "Purchase Option) the Property, subject to the five percent (5%) production royalty described in
Section 6 ("Production Royalty"). The purchase price under the purchase Option for the Property is Five Hundred Dollars ($500) per acre (hereinafter called "Property Price").

     Lessor does hereby grant to Lessee an alternative option (which option shall be exclusive and irrevocable during the Primary and Extended Terms of this agreement) to purchase (hereinafter called "Alternative Purchase Option") the Property and eighty percent (80%) of the Production Royalty in the Property. The purchase price (hereinafter called "Alternative Purchase Price") for the Property, and eighty percent (80%) of the Production Royalty therein, is Two Thousand Dollars ($2,000) per acre. Upon exercise of the Alternative Purchase. Option, the Production Royalty shall be reduced from five percent (5%) to one percent (1%) on the Property.

     To exercise the Purchase Option or the Alternative Purchase Option, Lessee shall give written notice of exercise of option to Lessor. Within ten (10) days following the date such notice is given, Lessee shall deposit with Lessor the Property Price or Alternative Purchase Price, as the case may be. Immediately upon receipt of the Property Price or Alternative Purchase Price, as the case may be, Lessor shall execute a Deed and Royalty Agreement ("Deed") in the form of Exhibit "B" ( attached hereto and made a part hereof) to the Property or Claim Block purchased. In the event Lessee exercises the Purchase Option, the Deed shall reserve Lessor a five percent (5%) net smelter returns production royalty as defined in the Deed. In the event Lessee exercises the Alternative Purchase Option, the Deed shall reserve in Lessor a one percent (1%) net smelter return on production royalty as defined in the Deed.

     In the event Lessee exercises the Purchase Option or Alternative Purchase Option, all rights, duties, obligation, and reservations set forth in this Agreement as they apply to the Property shall terminate as of the date Lessor's Deed is delivered to Lessee, except for such rights, duties, obligations, and reservations as are expressly set forth in the Deed.




     8. TAXES. Lessor and Lessee shall pay their proportionate shares of all taxes and assessments on their respective interests in the property, and those taxes and other assessments levied or assessed against their respective personal properties on or about the Property. At such time as Lessee's activities enhance the Property so that additional ad valorem taxes are paid on such enhancement Lessee shall assume the responsibility for paying the general ad valorem taxes and assessments assessed against the Property. Lessor shall reimburse Lessee for that portion of the ad valorem taxes and assessments which are attributed to Lessor's interest in the Property. Lessor shall reimburse the Lessee for the payment of Lessor's taxes within thirty (30) days from the date Lessor receives notice from Lessee of the amount for which Lessor is responsible. Lessee shall have the right, if Lessor does not timely reimburse Lessee, to deduct the amounts due from any payments due Lessor under this agreement. Lessor shall furnish Lessee all bills, demands, or notices received by. Lessor for payment of such fees, taxes, and assessments the payment for which Lessee is responsible at least thirty (30) days before the same are due and payable together with all notices or statements relating thereto received by Lessor.

     Lessee, at its cost and expense, may contest (after prior written notice to Lessor) by appropriate proceedings conducted in good faith and with due diligence, the amount or validity of any taxes or assessments with respect to the Property or the Minerals, provided that Lessee shall make all contested payments, unless such proceedings shall suspend the collection of taxes or assessments.

     9. LESSER INTEREST AND TERMINATION. Without impairment of the covenants and warranties of title contained in this Agreement, if Lessor owns less than the entire and undivided estate in the property as identified on Exhibit "A", Lessee may terminate this Agreement with respect to that portion of the Property that is not owned by Lessor. Upon such partial termination, the Property Price, Alternative Purchase Price, and Minimum Payments shall be proportionately reduced on a per acre basis and all payments due under this Agreement ( including the Property Price, Alternative Purchase Price, and Minimum Payments) will be payable to Lessor only in the proportion that Lessor's actual ownership interest in the Property bears to the interest described on Exhibit "A". Lessee shall be entitled to offset all monies wrongfully paid to Lessor against Minimum Payments, the Property Price, Alternative Purchase Price, and/or any production royalties that accrue to Lessor.

     Lessee shall have the right to terminate this Agreement at any time, by delivering or mailing to Lessor at least thirty (30) days prior to such termination a written notice.


     The termination shall take effect upon the date specified in the notice. Upon termination, all of Lessee's right, title, interest, and obligations set forth in this Agreement as they apply to the Property, including the payment of Minimum Payments, delay rentals or production royalties, shall terminate except for payments that have accrued hereunder and have not yet been paid.

     10. THIRD PARTY CLAIMS. If Lessee is advised by an attorney that a third party may have a claim of ownership in the Property, any of the Mining Claims, or Minerals or the proceeds therefrom, Lessee may deposit in a special escrow account any Payments otherwise due Lessor and give written notice of such deposit to Lessor. The sums deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination of the claim or controversy by a court or administrative body of competent jurisdiction and any appeal therefrom, or the period in which to appeal has expired.

     11. DEFAULT. If Lessor believes Lessee's conduct is in violation of this agreement and such conduct does not involve the failure to pay money to Lessor, then Lessor shall give Lessee written notice specifying the circumstances which constitute a default. If the parties agree in writing or a court of competent jurisdiction determines that there has been such a default and within thirty
(30) days from the date of such agreement or determination Lessee initiates and diligently attempts to cure such default, Lessee shall be excused from any liability it might otherwise have to pay damages and this Agreement shall remain in effect.

     If Lessor believes Lessee's conduct is in violation of this Agreement by reason of Lessee's failure to pay money to Lessor, then Lessor shall give Lessee written notice specifying the circumstances which constitute a default. If the parties agree in writing or a court of competent jurisdiction determines that there has been such a default and within ten (10) days from the date of the Agreement or determination Lessee pays Lessor the money due Lessor, Lessee shall be excused from any Obligation to pay damages and this Agreement shall remain in effect.
     If Lessee fails to timely take the appropriate action as prescribed above, this agreement shall remain in effect and Lessor's sole remedy shall be the recovery of actual compensatory damages.

     12. TITLE. Upon request by Lessee, Lessor shall furnish promptly to lease all Abstracts of title to the Property, the recorded notices of location, amendments and relocations, documents, and copies of documents filed with any county, state, or federal government agency, prior deeds, if any proofs of labour, and all material in Lessor's possession relating to the Property's title, description, or otherwise. Upon execution of this agreement, Lessor shall provide Lessee with any information including any documentation, of which Lessor is aware or has reason to be aware regarding any existing or past industrial, milling, manufacturing, waste storage, or beneficiating use of the Property.

     Upon written request of Lessee, Lessor shall execute and deliver to Lessee additional formal assurances or other documents, in proper and recordable form, as may reasonably be necessary to carry out the terms and intent of this Agreement.

     Lessee may pay any promissory note, mortgage, tax, or other lien upon the Property and be subrogated to the rights of the holder thereof. Lessee shall have the right to retain, from any payment that would otherwise become payable to Lessor hereunder, the amount paid by Lessee to discharge such promissory note, mortgage, tax, or other lien.

     13.  REMOVAL OF PROPERTY Lessee shall have the right for a period of one
(1) year after any termination made pursuant to Section 9, to enter and remove from the Property or any Mining Claim, any machinery, fixtures, buildings, Minerals, and other property which Lessee has erected or placed thereon.

     14.  WARRANTY. Lessor covenants, represents, and warrants that:

          (a) Lessor is the sole legal and equitable owner of the Property, without limitation or restriction whatsoever, except for paramount title in the United States;

          (b) All of the Mining Claims were properly located in accordance with federal and state law on land which was then available for mineral location;

          (c) All of the Mining Claims have been properly maintained in accordance with federal land Policy and Management Act of 1976 and all other applicable federal, state, regional, and county laws and regulations;

          (d) The Property is free and clear of all leases, liens, encumbrances, and outstanding adverse claims and interests;

          (e) Lessor has full power and authority to execute this Agreement;

          (f) Lessee shall have the quiet and peaceful possession and enjoyment of the Property, and Lessor will do everything lawfully. within its power to defend title to the Property and Lessee's quiet and peaceful possession and enjoyment thereof against all persons or entities who may claim any interest in the Property, any of the Mining Claims, or Minerals or the proceeds therefrom; and

          (g) There has been no violation of any applicable federal, state, regional, or county law or regulation relating to zoning, land use, environmental protection, or otherwise with respect to the ,Property or activities relating thereto.

     In the event Lessor breaches one or more of the above warranties, Lessor shall indemnify and hold Lessee harmless from and against all damages, claims, causes of action, or judgments arising as a result of said breach. In addition to Lessee's remedies at law or in equity, Lessee shall be entitled to deduct costs or damages incurred as, a result of any such breach from payments due Lessor under this Agreement and/or the Deed.

     15. RELOCATION, AMENDMENT, ABANDONMENT, AND PATENTING. Lessee shall have the right, but not the duty, at its sole discretion to relocate, survey, amend, or abandon the location of any one or more of Lessor's Mining Claims whenever Lessee in its sole discretion deems, such relocation, survey, amendment, or abandonment desirable to perfect any of Lessor's Mining Claims or to secure ground purportedly covered thereby, to avoid or create overlaps, or to include ground within the boundaries of any individual Mining Claim found not to be included because of improper location procedures or maintenance, or to obtain millsites. Lessee shall not be entitled to convert the Mining Claims to millsites unless Lessee has first exercised the Purchase Option or Alternative Purchase Option as to the Mining Claims in question.

     Any such relocations, amendments, or abandonments made by Lessee shall be done as agent for Lessor. Lessee shall have the right to deduct from production royalties all costs incurred by Lessee to amend, relocate, cure, or perfect Lessor's title in the Property. Lessor shall indemnify and hold Lessee harmless for any causes of action, claims, damages, or injury arising out of any action performed by Lessee pursuant to this paragraph, including but not limited to any relocation, amendment, survey, or abandonment of the Mining Claims by Lessee.

     Lessor shall deliver to Lessee a full and irrevocable power of attorney authorizing Lessee to apply for a United States mineral patent for any or all of the Mining Claims and Lessor agrees not to object to or adverse such application. If Lessee takes any such action or applies for a patent to any or all of the Mining Claims, application may be made in Lessor's name and Lessor shall at the request of Lessee execute any and all documents in connection with the patent application. Lessee shall pay all costs of such application. If any patent application is rejected in whole or in part, Lessee shall not be liable to Lessor for any loss whatsoever provided it has proceeded in good faith. If patent to the Property or any of the Mining Claims is issued in Lessor's name and if Lessee has acquired the Property or Mining Claims, Lessor shall promptly transfer the patented Property or Mining Claims to Lessee.

IN WITNESS WHEREOF, the Parties have executed this Deed effective as of the day and year first above written.


  GRANTOR:                                      GRANTEE:
  --------


BAMCO EXPLORATION, INC.                         TRIO GOLD CORPORATION

Bamco Exploration, Inc.                         /s/ H.B. Ruskowsky
-----------------------                         ------------------
By: /s/ Donald E. Smith                         By: /s/ H.B. Ruskowsky
    -------------------                             ------------------
Title: President                                Title: President
       ---------                                       ---------

/s/ Donald E. Smith
-------------------
Donald E. Smith
SS#
    ------------

/s/ Louise Smith
----------------
Louise Smith
SS# ____________


----------------
Alice Hannaman
SS# ____________


----------------
Dora B. Smith
SS# ____________


----------------
Delbert Reese
SS# ____________


----------------
Karen Reese
SS# ____________

                                   SCHEDULE B

                          to the EXPLORATION AGREEMENT

                                     BETWEEN

                          TRIO GOLD and CASE FINANCIAL

                               EXCHANGE AGREEMENT

          This Agreement is dated the 1st day of December 1998.

BETWEEN:

          TRIO GOLD CORP., a company incorporated in Alberta with an office located at 1170, 700 - 4th Avenue S.W., Calgary, Alberta
          (hereinafter referred to as "Trio")

                                                         OF THE FIRST PART

                               - and -

          MCWATTERS MINING INC., a corporation incorporation under the laws of Quebec with an office located at 200 - 3rd Avenue East, Vald'Or, Quebec
          (hereinafter referred to as "McWatters")

                                                              OF THE SECOND PART


          WHEREAS McWatters is the successor to Minorca Resources Inc. ("Minorca") by virtue of a plan of arrangement approved by the shareholders of the companies on October 19, 1998;

          AND WHEREAS Trio and Minorca entered into a joint venture option agreement dated the 23rd day of June 1995 and amended on November 15, 1995 (Amendment No. 1) and February 8, 1996 (Amendment No. 2) (collectively, the "Joint Venture Option Agreement");

          AND WHEREAS pursuant to the terms of the Joint Venture Option Agreement, Minorca (now McWatters) earned a 25% interest in the property, more specifically detailed in the Joint Venture Option Agreement (hereinafter referred to as either "Rodeo Creek" or the "Property");

disposition of minerals (including, without limitation, decisions as to buyers, times of sale, or whether to store or stockpile minerals for a reasonable time without selling the same).

5. McWatters, its employees, representatives, or agents, have the right at reasonable times with appropriate notice and at their sole risk, to enter upon the Property and any mine workings thereon for the purpose of inspecting the same. McWatters assumes all liability for and indemnifies, protects, saves, and holds Trio harmless from any and all fees, losses, liabilities, suits, and attorneys' fees and actions of every kind, and character arising out of any death, personal injury, or property damage sustained or caused by McWatters, its representatives, employees or agents while in or upon the Property.

6. The parties agree that Trio may, in its sole and absolute discretion, choose not to mine minerals from Rodeo Creek, choose to abandon the Property, or elect to use the Property for any purpose whatsoever.

7. Trio is under no obligation, express or implied, to perform exploration or development work, or to mine the property at any rate or in any manner. The activities of Trio, if any, shall be only to the extent and at the locations, times, and methods, and in the manner that Trio, in its sole discretion, may determine.

8. Any notice or other communication required or permitted to be served under this Agreement shall be in writing and may be served:

    (a) personally by leaving it with the party to whom it is addressed at such party's address as set out below. Such notice shall be deemed received by the addressee when actually delivered provided that such delivery is made during normal business hours; or

    (b) by telefax or any other like method by which a written message may be sent, directed to the party to whom it is addressed at such party's address as set out below. Such notice shall be deemed received by the addressee on the first business day following the date upon which the notice was sent.

          Trio:            Trio Gold Corp.
                           1170, 700 - 4th Avenue S.W.
                           Calgary, Alberta T2P 3J4

                           Attention: Harry Ruskowsky

          McWatters:       McWatters Mining Inc.
                           200 - 3rd Ave. E.
                           Vald'Or, Quebec J9P 4N8

                           Attention: Claire Derome

9. This Agreement and the relationship of the parties hereunder shall be interpreted in accordance with the laws of the Province of Alberta.

10. If, at any time during the currency of this Agreement, the parties shall mutually deem it necessary or expedient to make any alteration or addition to this Agreement, they shall do so by means of a supplemental written agreement between them, executed in the same manner as this instrument.

11. The terms of this Agreement express and constitute the entire agreement between the parties hereto and no implied covenant or liability of any kind on the part of either party hereto is created or shall arise by reason of these presents.

12. Each of the parties hereto shall, from time to time and at all times, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

13. This Agreement wholly replaces and supersedes any and all previous agreements, whether written or oral, between the parties hereto prior to the date of this Agreement to the extent that they pertain to the Property.

14. This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and their respective permitted successors and assigns.

          IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


                                           TRIO GOLD CORP.


                                           Per: /s/ Harry Ruskowsky  - President
                                                --------------------------------

                                           Per:
                                                --------------------------------


                                           MCWATTERS MINING INC.

                                           Per: /s/ Claire Derome
                                                --------------------------------

                                           Per:
                                                --------------------------------

                     APPENDIX "A" TO THE EXCHANGE AGREEMENT
                             DATED DECEMBER 1, 1998
                           BETWEEN TRIO GOLD CORP. AND
                MCWATTERS MINING INC. (the "Exchange Agreement")


1. All capitalized terms used herein shall have the same meanings attributed to them in the Exchange Agreement.

2. For the purposes hereof, the term "Net Smelter Returns" shall mean gross revenues from the sale by Trio of all ore mined from the Property and from the sale by Trio of concentrate, dore, metal and products derived from ore mines from the Property after deduction of the following:

   (a) all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners);

   (b) costs of handling, transporting, securing and insuring such material from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs;

   (c) ad valorem taxes and taxes based upon sales or production, but not income taxes; and

   (d) marketing costs, including sales commissions, incurred in selling ore, concentrate and metal derived from the Property.

3. (a) Where revenue otherwise to be included under this Appendix is received by Trio in a transaction with a party with whom it is not dealing at arm's length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

   (b) Where a cost otherwise deductible under this Appendix is incurred by Trio in a transaction with a party with whom it is not dealing at arm's length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

4. Payment of the Net Smelter Royalty shall be made to McWatters within 45 days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by Trio. All such payments shall be made in United States dollars.

5. For the purposes of determining the Net Smelter Returns, all receipts and disbursements in a currency other than American shall be converted into United States currency on the day of receipt or disbursement, as the case may be.

6. After the year in which commercial production is commenced on the Property, McWatters shall be provided annually on or before April 1 with a copy of the calculation of Net Smelter Returns, determined in accordance with this Appendix, for the preceding calendar year, certified correct by Trio. All records pertaining to the calculation of Net Smelter Returns may be inspected by McWatters once each calendar year during business hours upon providing Trio with 72 hours prior written notice of its desire to inspect such records.

7. The right to receive the Net Smelter Royalty from Trio as and when due shall not be deemed to constitute Trio the partner, agent or legal representative of McWatters or to create any fiduciary relationship between them for any purpose whatsoever.

8. Trio may, but shall not be under any duty to, engage in price protection (hedging) or speculative transactions such as futures contracts and commodity options in its sole discretion covering all or part of production from the Property and, except in the case where production is actually delivered and a sale is actually consummated under such price protection or speculative transactions, none of the revenues, costs, profits or losses from such transactions shall be taken into account in calculating Net Smelter Returns or any interest therein.